EXHIBIT 10.1
PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this "Agreement"), dated as of August 5th 2009, is by and among ENERCOR, INC., a Nevada corporation (the "Company"), and COBRA OIL & GAS COMPANY a Nevada corporation (the "Buyer") (collectively the “Parties”).

WITNESSETH

WHEREAS, the Parties desire that, upon the terms and subject to the conditions contained herein, the Company shall sell to the Buyer, as provided herein, and the Buyer shall purchase from the Company, a thirty-seven and one-half  percent (37.5%) working interest in that certain lease  issued by the United States Bureau of Land Management UTU-38076 (“Lease”). The balance (62.5%) of the Lease interest is owned by Pioneer Natural Resources.

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Buyer hereby agree as follows:

1.	PURCHASE, SALE AND ASSIGNMENT OF LEASE.

(a)           Purchase of Lease.  Subject to the satisfaction (or waiver) of the terms and conditions of this Agreement, the Buyer agrees to purchase at the Closing and the Company agrees to sell and assign to the Buyer at the Closing, its 37.5% title and working interest in the Lease.

(b)           Closing Date.  The Closing Date of the purchase and sale of the Lease shall take place on or before ten (10) business days following the date hereof, subject to notification of satisfaction of the conditions to the Closing set forth herein and in Sections 4 and 5 below (or such later date as is mutually agreed to by the Company and the Buyer (the " Closing Date").

(c)           Purchase Price.  The Purchase Price to be paid at the Closing shall be three hundred thousand (300,000) shares of Buyer's Common Stock, fully paid and non-assessable.

2.	BUYER'S REPRESENTATIONS AND WARRANTIES.

Buyer represents and warrants that:

(a)           Investment Purpose.  Buyer is acquiring the Lease for its own account for investment only and not with a view towards, or for resale in connection with, the redistribution thereof.

(b)           Information.  Buyer has been furnished with all materials relating to the business, finances and operations of the Company and information it deemed material to making an informed investment decision regarding his purchase of the Lease, which have been requested by such Buyer.

Buyer has been afforded the opportunity to ask questions of the Company and its management.  Neither such inquiries nor any other due diligence investigations conducted by Buyer shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained in Section 3 below.  Buyer understands that its investment in the Lease involves a high degree of risk.  Buyer is in a position regarding the Lease, which, based upon employment, family relationship or economic bargaining power, enabled and enables the Buyer to obtain information from the Company in order to evaluate the merits and risks of this investment.  The Buyer has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to its acquisition of the Lease.

(c)           Authorization, Enforcement.  This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and is a valid and binding agreement of the Buyer enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(d)           Receipt of Documents.  Buyer has received and read in their entirety:  (i) this Agreement and each representation, warranty and covenant set forth herein, (ii) all due diligence and other information necessary to verify the accuracy and completeness of such representations, warranties and covenants; and (iii) answers to all questions the Buyer submitted to the Company regarding an investment in the Lease; and the Buyer has relied on the information contained therein and has not been furnished any other documents, literature, memorandum or prospectus.

(e)           No Legal Advice From the Company.   Buyer acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement.  Buyer is not relying on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Buyer that:

(a)           Organization and Qualification.  The Company is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction in which it is incorporated, and has the requisite corporate power to own its properties and to carry on its business as now being conducted.  The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company.

(b)           Authorization, Enforcement, Compliance with Other Instruments.  (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement and any related agreements(the "Transaction Documents") and to sell the Lease in accordance with the terms hereof and thereof, (ii) the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the Company's Board of Directors and subject to the consent of a majority of the shareholders and notice to the non-consenting shareholders no further consent or authorization is required by the Company or its Board of Directors, (iii) this Agreement constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.  The authorized officer of the Company executing this Agreement knows of no reason why the Company cannot perform any of the Company's other obligations under this Agreement.

(c)           No Conflicts.  The execution, delivery and performance of the Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or result in a violation of any law, rule, regulation, order, judgment or decree
(including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected.  The Company is not in violation of any term of or in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company.  The business of the Company is not being conducted, and shall not be conducted in violation of any material law, ordinance, or regulation of any governmental entity.

4.	CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

The obligation of the Company hereunder to sell the Lease to the Buyer at the Closing is subject to the satisfaction, at or before the  Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

(b)           The Buyer shall have delivered to the Company the Purchase Price.

(c)           The representations and warranties of the Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Closing Date.

5.	CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE.

(a)           The obligation of the Buyer hereunder to purchase the Lease is subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

(i)           The Company shall have executed this Agreement and delivered the same to the Buyer.

(ii)           The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the  Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.  If requested by the Buyer, the Buyer shall have received a certificate, executed by the President of the Company, dated as of the  Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Buyer including, without limitation an update as of the Closing Date regarding the representation contained in Section 3(c) above.

6.	GOVERNING LAW: MISCELLANEOUS.

(a)           Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without regard to the principles of conflict of laws.  The parties further agree that any action between them shall be heard in Los Angeles County, California, and expressly consent to the jurisdiction and venue of the Superior Court of Los Angeles County, sitting in Los Angeles County and the United States District Court for the District of California sitting in Los Angeles, California for the adjudication of any civil action asserted pursuant to this paragraph.

(b)           Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

(c)           Headings.  The headings of this Agreement are for convenience or reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)           Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)           Entire Agreement, Amendments.  This Agreement supersedes all other prior oral or written agreements between the Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

(f)           Notices.  Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by facsimile; (iii) three (3) days after being sent by U.S. certified mail, return receipt requested, or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company, to:	Enercor, Inc.
1901 Avenue of the Stars, Ste. 200
Los Angeles, CA 90067

If to the Buyer, to:	Cobra Oil & Gas Company
Uptown Center
2100 West Loop South, Ste. 900
Houston, TX 77027

(g)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither the Company nor the Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto.

(h)           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i)           Survival.  Unless this Agreement is terminated under Section 7(l), the representations and warranties of the Company and the Buyer contained in Sections 2 and 3, shall survive the Closing for a period of two (2) years.  The Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j)           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)           Termination.  In the event that the  Closing shall not have occurred with respect to the Buyer on or before the  Closing Date due to the Company's or the Buyer's failure to satisfy the conditions set forth in Sections 4 and 5 above (and the non-breaching party's failure to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party.

(l)           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

IN WITNESS WHEREOF, the Buyer and the Company have caused this Agreement to be duly executed as of the date first written above.

COMPANY:

ENERCOR, INC.

By: /s/ Warren M. Dillard
Name: Warren M. Dillard
Title: CFO

BUYER:

COBRA OIL & GAS COMPANY

By: /s/ Max Pozzoni
Name: Max Pozzoni
Title: President